Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces the Appointment of its new Chairman of the Board

COSTA MESA, Calif., August 31, 2012 /PRNewswire/ -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the "Company"), the holding company of Pacific Premier Bank (the “Bank”), announced today that Jeff C. Jones has been appointed as Chairman of the Boards of Directors of the Company and Bank, effective August 29, 2012.

Mr. Jones has served as a member of the Company’s Board since July 2006.  Mr. Jones is the current Managing Partner and current Executive Committee member of, and partner in, the regional accounting firm Frazer, LLP, which he has been with since 1977.  Mr. Jones has over 30 years of experience in servicing small and medium sized business clients primarily within the real estate, construction, and agricultural industries.  Mr. Jones is a past president of Inland Exchange, Inc., an accommodator corporation, and has served on the Board of Directors of Moore Stephens North America, Inc. Mr. Jones holds a B.S. degree in Business Administration from Lewis and Clark College in Portland, Oregon, and a Masters of Business Taxation from Golden Gate University.  Mr. Jones is a CPA in California, is licensed as a life insurance agent and holds a Series 7 securities license.

About Pacific Premier Bancorp, Inc.

The Company owns all of the capital stock of Pacific Premier Bank.  Pacific Premier Bank provides business and consumer banking products to its customers through our ten full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000